Exhibit 10.15

FORM OF CONTRACT MANUFACTURING AGREEMENT

This Contract Manufacturing Agreement (this “Agreement”) is made and entered into as of [•], 2022 (the “Effective Date”) by and between Becton, Dickinson and Company, a New Jersey corporation (“BD”), and Embecta Corp., a Delaware corporation (“SpinCo”). Parent and SpinCo are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the board of directors of BD (the “BD Board”) has determined that it is in the best interests of BD and its shareholders to create a new publicly traded company that will operate its diabetes care business (the “DC Business”);

WHEREAS, in furtherance of the foregoing, the BD Board has determined that it is appropriate and desirable to separate the DC Business from the other businesses of BD (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to shareholders of BD of all of the outstanding shares of capital stock of SpinCo owned by BD (the “Distribution”);

WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in any activities except in connection with the Separation and the Distribution;

WHEREAS, each of BD and SpinCo has determined that it is appropriate and desirable to set forth certain agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of BD, SpinCo and their respective affiliates following the Distribution; and

WHEREAS, to facilitate the prompt assumption by Customer of all manufacturing activities for the Products, Supplier shall supply the Products and provide related services and manufacturing activities for Customer for a transitional period, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

Capitalized terms used but not defined herein shall have the meaning given to such terms in the Separation and Distribution Agreement. The following capitalized terms shall have the following meanings as used in this Agreement:

1.1 “Agreement” has the meaning set forth in the Preamble.

1.2 “Binding Commitment” has the meaning set forth in the Statement of Work.

1.3 “Business Day” means (a) any day other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by law to be closed in New York, New York or (b) any day other than any day on which banking institutions are authorized or obligated by law to be closed in the country in which the Facility is located.

1.4 “cGMP” means the then-current Good Manufacturing Practices as defined by the FDA in Title 21 of the Code of Federal Regulations.

1.5 “Change of Control” means with respect to a Party, (a) a merger or consolidation of such Party with a third party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a third party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a third party, directly or indirectly, of all or substantially all of such Party’s assets or business to which the subject matter of this Agreement relates.

1.6 “Claim” has the meaning set forth in Section 10.3.

1.7 “Complaint” means any written or oral expression or dissatisfaction relative to the identity, quality, durability, reliability, safety, effectiveness, or performance of a Product including, but not limited to, actual or suspected Product tampering, contamination, mislabeling, or wrong components.

1.8 “Conforming Purchase Order” means a Purchase Order for a given Month that (a) specifies the quantity of Product, by SKU, as set forth for the first Month of the then-current Rolling Forecast Binding Commitment, (b) otherwise complies with the terms of this Agreement, including specifying Product quantities by SKU that, for each Product SKU (i) are equal to or greater than the Monthly Period Product Quantity Minimum, (ii) are integer multiples of the Minimum Lot Size, and (iii) are no greater than the applicable Monthly Period Product Quantity Cap, and (c) specifies a required delivery date that is no earlier than the last day of the Month to which such Purchase Order applies. For the avoidance of doubt, an internal order between the Parties while SpinCo is under the Transition Services Agreement and Logistics Services Agreement shall be deemed a Purchase Order hereunder.

1.9 “Customer” means [BD and its designated subsidiaries] OR [SpinCo and its designated subsidiaries], as applicable.

1.10 “Effective Date” has the meaning set forth in the Preamble.

1.11 “Facility” has the meaning set forth in the Statement of Work.

1.12 “FDA” means the United States Food and Drug Administration.

1.13 “FDA Approval” means, in respect of the Products, all necessary Regulatory Approvals granted by the FDA for the manufacture, sale and distribution of the Products in the United States.

1.14 “Field Action” has the meaning set forth in Section 9.1.

1.15 “Fiscal Year” means each twelve (12)-Month period between October 1st and September 30th, provided that (a) the first “Fiscal Year” of the Term will commence on the Effective Date and end on the first occurrence of September 30th thereafter and (b) the final “Fiscal Year” of the Term will end on the termination of this Agreement. As used in this Agreement, “Year 1” shall mean the first Fiscal Year of the Term, “Year 2” shall mean the second Fiscal Year of the Term, and so forth.

1.16 “Fixed Assets” has the meaning set forth in the Statement of Work.

1.17 “Force Majeure Event” has the meaning set forth in Section 14.8.

1.18 “Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, taxing, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

1.19 “Implementation Plan” has the meaning set forth in Section 7.4.

1.20 “Inspection Period” has the meaning set forth in Section 4.4(a).

1.21 “Labeling Modifications” has the meaning set forth in Section 8.1.

1.22 “Losses” has the meaning set forth in Section 10.1.

1.23 “Maximum Allowance Purchase Cap” has the meaning set forth in the Statement of Work.

1.24 “Minimum Lot Size” has the meaning set forth in the Statement of Work.

1.25 “Month” means a calendar month; provided that the first Month shall commence on the Effective Date and shall end on the last day of the Month in which the Effective Date occurs.

1.26 “Monthly Period Product Quantity Cap” has the meaning set forth in Section 2.2.

1.27 “Monthly Period Product Quantity Minimum” has the meaning set forth in Section 2.2.

1.28 “New Manufacturing Process” means a manufacturing process introduced by Supplier into the manufacture of the Products after the Effective Date without either of (i) Customer’s written request for such manufacturing process or (ii) Customer’s written approval of such manufacturing process.

1.29 “Non-Conforming Purchase Order” has the meaning set forth in Section 4.2(c).

1.30 “Party” or “Parties” has the meaning set forth in the Preamble.

1.31 “Pricing Principles” has the meaning set forth in Exhibit [ ] under the heading “Pricing Principles”.

1.32 “Product Group” has the meaning set forth in the Statement of Work.

1.33 “Product Price” has the meaning set forth in Section 3.1.

1.34 “Products” shall mean the products listed by SKU in the Statement of Work.

1.35 “Purchase Order” means a firm, written order for manufacturing and delivery of Products submitted by Customer to Supplier.

1.36 “Purchased Inventory” means all inventory of finished Products under the heading entitled “Purchased Inventory” in the Statement of Work.

1.37 “Raw Materials” means all raw materials used to make the Product.

1.38 “Regulatory Approval” means any and all clearances and approvals (including supplements, amendments, label expansions, pre- and post- approvals), licenses, registrations, or authorizations of any Governmental Authority that are necessary for the manufacture, distribution, use, and sale of the Products in a regulatory jurisdiction and, for the purpose of the United States, means FDA Approval.

1.39 “Rejection Notice” has the meaning set forth in Section 4.4(a).

1.40 “Representative(s)” means (a) with respect to Supplier: Supplier, its affiliates and each of their respective officers, directors, employees, consultants, contractors and agents, in each case to the extent designated by Supplier to perform all or any portion of its obligations under this Agreement, and (b) with respect to Customer: Customer, its affiliates and each of their respective officers, directors, employees, consultants, contractors and agents, in each case to the extent authorized to receive any Product on behalf of Customer or perform any of Customer’s obligations under this Agreement.

1.41 “Rolling Forecast” has the meaning set forth in Section 4.1.

1.42 “Rolling Forecast Change Parameter” has the meaning set forth in Section 4.1(a).

1.43 “Semi-Binding Commitment” has the meaning set forth in the Statement of Work.

1.44 “Separation and Distribution Agreement” has the meaning set forth in the Recitals.

1.45 “SKU” means, with respect to each Product, such Product’s stock keeping unit identifier as identified on the Statement of Work under the heading “[Products]”.

1.46 “Specifications” means the specifications for the Products by SKU set forth in the Statement of Work under the heading “[Specifications]”.

1.47 “Statement of Work” means the terms and conditions set forth in Exhibit A hereto.

1.48 “Sterilization” means the administration of an agreed upon anti-microbial process.

1.49 “Supplier” means [BD and its designated subsidiaries] OR [SpinCo and its designated subsidiaries] as applicable.

1.50 “Term” has the meaning set forth in the Statement of Work.

1.51 “Withholding Agent” has the meaning set forth in Section 3.4.

2. PURCHASE AND SUPPLY

2.1 Purchase and Supply. During the applicable Term, Customer agrees to purchase from Supplier, and Supplier agrees to supply to Customer, Products (and, if applicable, related services) in such quantities as may be ordered by Customer pursuant to Purchase Orders as provided in Section 4.2 below (subject, in each case, to the limitations and requirements of Section 2.2), and at such prices as provided in the Statement of Work.

2.2 Order Minimums and Maximums. In accordance with the provisions of Section 4 below, Customer shall place Purchase Orders with Supplier for any given month for an amount of units of Product not less than the amount set forth in the Statement of Work under the heading “Monthly Period Product Quantity Minimum” (the “Monthly Period Product Quantity Minimum”) and not more than the amount set forth in the Statement of Work under the heading “Monthly Period Product Quantity Cap” (the “Monthly Period Product Quantity Cap”). Notwithstanding any provision of this Agreement to the contrary, except as mutually agreed by the Parties in writing pursuant to Section 4.2(c), Supplier shall not during any twelve (12)-month period, be required to supply any quantity of any Product Group or Product SKU, as applicable, that is greater than the amount set forth in the Statement of Work under the heading “Yearly Period Product Quantity Cap” for such Product Group or Product SKU, as applicable (the “Yearly Period Product Quantity Cap”). For the avoidance of doubt, the Purchased Inventory purchased by Customer under this Agreement shall not count towards any Monthly Period Product Quantity Minimum, any Monthly Period Product Quantity Cap or any Yearly Period Product Quantity Cap.

2.3 Manufacturing Activities. Except as otherwise contemplated by the Statement of Work, Supplier shall be responsible for the procurement of Raw Materials and the manufacturing, labeling, assembly, packaging and Sterilization (if applicable) in accordance with the applicable Specifications, and delivery of Products in accordance with the Statement of Work.

2.4 Performance through Representatives. Except as otherwise contemplated by the Statement of Work, Customer acknowledges and agrees that Supplier will at the Effective Date be performing and may continue to perform all or part of its obligations under this Agreement itself or through one or more of its Representatives or third party contractors; provided, however, that if Supplier desires to perform any obligation under this Agreement (including Sterilization) through a Representative or third party contractor that is not performing such activity as of the Effective Date, then Supplier shall first obtain Customer’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned; and, provided further, that Supplier shall remain responsible for any of its obligations under this Agreement that are performed by its Representatives or third party contractors. For the avoidance of doubt, each Party’s right to assign this Agreement in whole or in part shall be subject to Section 14.1.

2.5 Standards. Supplier shall (a) use reasonably qualified personnel in connection with manufacturing the Products for Customer and perform such manufacturing activities in a competent and workmanlike manner consistent with prevailing industry standards and in material compliance with applicable laws, the terms of this Agreement, the Statement of Work and the Specifications, and (b) obtain and maintain all material licenses, permits or approvals required by applicable laws in connection with the manufacture of Products for Customer, including permits related to the Facility. Except as may be required to comply with applicable laws (in which case Supplier shall supply Customer with at least ninety (90) days advance written notice), Supplier shall not amend, change or supplement (i) the Specifications, (ii) the processes and procedures for manufacturing the Products, or (iii) the Facility, in each case without Customer’s prior written consent.

2.6 Excused Performance. Notwithstanding any provision of this Agreement to the contrary, Supplier shall have no obligation to manufacture, sell or supply Products (whether at all or in such quantities as Customer submits in Purchase Orders) or to make deliveries hereunder, and shall not be in breach of this Agreement, to the extent Supplier is prevented from performing such activities as a result of (a) Customer’s failure to perform its obligations under this Agreement, (b) Customer’s failure to reasonably promptly approve an alternative supplier of Raw Materials or service provider following Supplier’s written request for such approval made either (i) pursuant to Section 2.4 or (ii) for purposes of complying with changes in applicable law.

2.7 Capacity Increases. The Parties acknowledge and agree that for each Product Group and Produce SKU, as applicable, Supplier shall not be required to supply an amount of Product in any Fiscal Year in excess of the amount set forth under the heading Maximum Allowable Purchase Cap in the Statement of Work.

3. PRICING; BILLING

3.1 Pricing. For each unit of a Product SKU supplied by Supplier and delivered to Customer hereunder (with the exception of the Purchased Inventory), Customer shall pay to Supplier the corresponding per unit price set forth on the Statement of Work (the “Product Price”), subject to adjustment in accordance with Section 3.2 and Section 8.1, and which shall take into account any adjustments resulting from changes in the cost of manufacturing such Product as set forth in the Statement of Work. No consideration or amount shall be payable in respect of the Purchased Inventory.

3.2 Other Fees. Without limiting Customer’s obligations to pay or reimburse Supplier for any costs set forth in this Agreement, Customer shall pay Supplier the fees described in this Section 3.2.

(a) Non-Recurring Fees. Customer shall pay Supplier the following when and as the same are incurred by Supplier:

(i) special, one-time or extraordinary costs incurred by Supplier to comply with changes in applicable law (for the avoidance of doubt, to the extent allocable to the manufacturing, labeling, assembly, packaging, Sterilization (if applicable) and delivery of Products); provided that, to the extent permitted by applicable law, Supplier shall provide Customer with prior written notice of such proposed additional costs, including a reasonably detailed description of such costs;

(ii) all costs (including additional labor or third-party service charges) associated with the installation and testing of new capital equipment ordered and installed pursuant to Section 7.3, including molds, molding presses, packaging and ancillary equipment in each case necessary for the continued manufacture of the Products during the Term (for the avoidance of doubt, to the extent allocable to the manufacturing, labeling, assembly, packaging, Sterilization (if applicable) and delivery of Products);

(iii) when and as the same are incurred by Supplier: (A) any out-of-pocket costs and expenses incurred by Supplier in connection with inspections or audit by any Governmental Authority with respect to any Product, including any audit fees charged by Governmental Authorities for audits or inspections of any Facility, in each case to the extent relating to the manufacture, assembly, packaging, labeling, Sterilization (if applicable) and delivery of any Product; and (B) all out-of-pocket costs and expenses incurred by Supplier in connection with Field Actions or Complaints, to the extent such costs are not expressly required to be borne by Supplier pursuant to Section 9;

(iv) where either (A) Supplier is required by applicable law to obtain a new third party supplier of Raw Material or service provider or re-qualify an existing third party supplier or service provider, (B) a current supplier of Raw Material discontinues supplying such Raw Materials, experiences a supply shortage, supply failure or force majeure event, or ceases to do business (whether by means of bankruptcy or otherwise), or (C) the Parties agree in writing that Supplier will obtain a new third party supplier of Raw Material or service provider or re-qualify an existing third party supplier or service provider, in each case Customer shall reimburse Supplier for all costs in connection therewith (including the costs of any new services, engineering fees and qualification costs); and

(v) any costs or expenses incurred by Supplier associated with any delays caused by Customer, including delays caused by labeling changes pursuant to Section 8.

3.3 Billing. Either within thirty (30) days after the end of each Month or upon delivery of Products, Supplier shall send Customer one or more invoices setting forth in reasonable detail the aggregate amount owed by Customer to Supplier for Products delivered to Customer during such Month, with a breakdown showing: (a) the quantity of Products delivered to Customer during such Month by Product SKU based on accepted Purchase Orders, pursuant to Section 4.5, or as otherwise mutually agreed, (b) the unit and aggregate Product Price for each Product, (c) all applicable taxes (as a separate line item); and (d) any other amounts owed by Customer to Supplier under this Agreement that became due and payable during such Month. Customer shall pay Supplier within ninety (90) days of receipt of the applicable invoice.

3.4 Taxes. All charges under this Agreement are exclusive of any taxes, including sales, use, VAT, consumption, excise, withholding, or similar taxes (other than taxes based on Supplier’s or its affiliate’s net income) that may apply to the transactions contemplated by this Agreement. Customer shall be responsible for paying all such taxes. Supplier may collect such Taxes from Customer as required by law. If any payments under this Agreement are subject to withholding or deduction, the applicable party (the “Withholding Agent”) shall be entitled to withhold or deduct such amounts as required by applicable law, provided that prior to such withholding or deduction, the Withholding Agent shall give written notice of its intention to withhold or deduct and allow the other party sufficient time to furnish any required documentations and forms to minimize or eliminate such withholding or deduction. The Withholding Agent shall pay all such withheld or deducted amounts to the applicable governmental authority. For the avoidance of doubt, the provisions of this Section 3.4 shall apply to affiliates of Supplier and Customer as if such affiliate were Supplier or Customer, as applicable.

4. ORDERS; DELIVERY; PERIODIC REVIEWS

4.1 Forecasts.

(a) On or before the fifteenth (15th) day of each Month, Customer shall furnish Supplier with a rolling forecast of the number of units of each Product (on a Product Group-by-Product Group basis or Product SKU-by-SKU basis as set forth in the applicable Statement of Work) that Customer reasonably expects to order for the following twelve (12) Months beginning with the following Month (the “Rolling Forecast”). The initial Rolling Forecast, which has been initially agreed by the Parties, is attached to the applicable Statement of Work. Each Rolling Forecast must comply with Customer’s Monthly Period Product Quantity Minimum commitment with respect to each Product Group or Product SKU, as applicable and must forecast quantities of Product in integer multiples of the Minimum Lot Size for each applicable Product Group or Product SKU, as applicable, but may not, for any forecasted Month, exceed the Monthly Period Product Quantity Cap with respect to any Product Group or Product SKU, as applicable. Except as otherwise set forth in the Statement of Work, the first three (3) Months of each Rolling Forecast shall be binding upon Customer and Supplier (each, a “Binding Commitment”) and each of Months four (4) through twelve (12) of each Rolling Forecast may be increased or decreased by Customer by no more than the percent set forth in the applicable Statement of Work (under the heading “Rolling Forecast Change Parameter”) of the number of units of such Product (on a Product Group-by-Product Group basis or Product SKU-by-SKU basis as set forth on the applicable Statement of Work) for the same Month in the immediately preceding submitted Rolling Forecast (each, a “Semi-Binding Commitment”). To the extent that a Rolling Forecast is not communicated by the Customer by fifteenth (15th) day of the then-current Month, the Parties agree that the Rolling Forecast for such Month shall be established by giving effect to the most recent Rolling Forecast and substituting the remaining Months with the quantity set forth in the Monthly Period Product Quantity Cap for any remaining Months of the most recent Rolling Forecast, subject, in all cases, to the limitations and requirements set forth in Section 2.2 and this Section 4.1.

(b) With respect to each Fiscal Year during the Term following Year 1, on or before July 31 of the prior Fiscal Year, Customer shall submit to Supplier an initial forecast of orders by Product for such Fiscal Year, and shall be deemed to be the Rolling Forecast for the period starting on October 1 of such Fiscal Year and ending on September 30 of such Fiscal Year. Supplier shall update each and every Product SKU pricing, consistent with the Pricing Principles, by August 31st prior to the upcoming Fiscal Year, which shall be the pricing for the next Fiscal Year. Such updated price list shall be deemed to supersede and replace the prior pricing in each Statement of Work. The new pricing shall be effective on October 1 of the applicable Fiscal Year.

4.2 Purchase Orders.

(a) On the Effective Date, Customer shall place a Purchase Order for Products in the Purchased Inventory, which Customer shall acquire at no cost. For clarity, no Purchased Inventory included in such initial Purchase Order shall be counted against any Monthly Period Product Quantity Minimum, Monthly Period Product Quantity Cap or Yearly Period Product Quantity Cap required hereunder, and the Purchased Inventory shall not be subject to the Minimum Lot Size or considered part of any Rolling Forecast.

(b) Not less than thirty (30) days prior to the first day of each Month, Customer shall submit a Conforming Purchase Order for the quantity of Products set forth for the first Month of the then-current Binding Commitment. All Conforming Purchase Orders shall become binding on Supplier and Customer when received by Supplier, subject to Section 2.2.

(c) Customer may, from time to time, in Customer’s discretion, place a Purchase Order for Products that is not a Conforming Purchase Order (a “Non-Conforming Purchase Order”). To the extent the quantity of a Product set forth for any Month on a Non-Conforming Purchase Order (when combined with the quantity of such Product set forth in the Conforming Purchase Order for such Month submitted pursuant to Section 4.2(b)) exceeds the Binding Commitment in such month or the Monthly Period Product Quantity Cap for such Product, the Parties will work together in good faith to attempt to meet Customer’s demand, subject to capacity limitations, the availability of Raw Materials and the availability and capacity of Supplier’s third party service providers; provided that Supplier shall have no obligation to meet such additional demand or otherwise supply Product pursuant to any Non-Conforming Purchase Order. Notwithstanding anything provided herein to the contrary, the Parties acknowledge that in the event that BD, as Customer hereunder, places a Conforming Purchase Order to SpinCo, as Supplier hereunder, that SpinCo cannot satisfy solely based on BD’s inability or limitations to supply Raw Material under any Ancillary Agreement (taking into consideration, among other things, SpinCo’s ability to procure the substantial equivalent of such Raw Materials from third parties), then SpinCo, as Supplier hereunder, shall not be in breach of this Agreement solely because of SpinCo’s inability to fulfil such Conforming Purchase Order, and only for the duration of BD’s inability or limitations to supply Raw Material under any Ancillary Agreement, and the Parties shall work in good faith to resolve such issues.

(d) The terms and conditions of each Purchase Order (including any Conforming Purchase Order and Non-Conforming Purchase Order) shall be consistent with this Agreement and the Statement of Work, and to the extent any Purchase Order, invoice, acknowledgment or other form used by Supplier or Customer contains any provisions that are in addition to or contrary to the provisions of this Agreement or the Statement of Work, such additional or contrary provision shall have no force or effect and the terms of this Agreement or the Statement of Work, as applicable, shall govern (unless otherwise agreed to by the Parties in writing).

(e) Any portion of or all of a Purchase Order (including any Conforming Purchase Order and Non-Conforming Purchase Order) that is not submitted in accordance with this Agreement shall be deemed rejected by Supplier unless accepted by Supplier by written notice provided by Supplier to Customer within fifteen (15) days of receipt by Supplier of such Purchase Order. For clarity, any rejected Purchase Order shall not constitute a Purchase Order in satisfaction of Customer’s obligation to purchase the Monthly Period Product Quantity Minimum.

4.3 Delivery; Title; Risk of Loss. Delivery terms for Products shall be FCA warehouse. Title and risk of loss of the Products shall pass to Customer upon receipt by Customer’s carrier.

4.4 Product Inspection; Acceptance.

(a) Customer shall have the right to inspect any shipment of Products for damage, failure to provide the quantity provided in a Purchase Order or other non-conformity with Supplier’s warranties set forth in Section 5.1, in each case at the time of delivery pursuant to Section 4.3, within the period of sixty (60) days from the date of delivery of such Products (the “Inspection Period”), provided, however, with respect to any non-conformity with Supplier’s warranties set forth in Section 5.1 that is not reasonably detectable, the Inspection Period shall be extended to the date that is the earlier of (a) fifteen (15) days after the date such non-conformity is first detected. Claims on account of non-conformity, loss or damage to Product shall be made by Customer in writing within the applicable Inspection Period (a “Rejection Notice”). Any such Rejection Notice shall be accompanied by reasonable supporting evidence that shows that there was a default in the quantity of the Product delivered to Customer by Supplier or that some or all of the Product delivered to Customer by Supplier was not manufactured in accordance with the applicable Specifications or otherwise breaches Supplier’s warranties set forth in Section 5.1, in each case at the time of delivery pursuant to Section 4.3. If no Rejection Notice is delivered by Customer within the applicable Inspection Period, the Product shall be deemed accepted by Customer.

(b) Customer’s sole remedy with respect to rejected Product shall be cancellation of the Purchase Order with respect to the rejected Products and shipment of replacement Products in the same quantities as provided in the previously rejected Products Purchase Order. Supplier shall resupply any replacement Products within twelve (12) weeks of Supplier’s receipt of an undisputed Rejection Notice; provided that, in each case, Supplier shall use commercially reasonable efforts to supply such replacement Products before the end of such twelve (12)-week period, to the extent Supplier is able to do so based on Supplier’s available Raw Materials and manufacturing capacity. Supplier shall pay expenses related to the proper destruction of non-conforming Products to the extent such expense is reasonably necessary. At Supplier’s written request, Customer shall return to Supplier, at Supplier’s sole cost and expense, any non-conforming Products in accordance with the written instructions provided by Supplier to Customer.

4.5 Failure to Purchase Minimum Quantities. After the end of each applicable period during the Term, Supplier may review the quantities of each Product Group or Product SKU, as applicable, ordered by Customer pursuant to Purchase Orders during such period. If such quantities are below the Monthly Period Product Quantity Minimum or the applicable Binding Commitments for the applicable Product Groups or Product SKU, as applicable, Supplier may, after delivering to Customer the quantity of associated Products, invoice Customer for such shortfall, such invoice price to be calculated as the amount equal to the Product Price multiplied by the difference between (a) the greater of the applicable Binding Commitments or Monthly Period Product Quantity Minimum for the applicable period and (b) the number of units actually ordered pursuant to Purchase Orders for such period, in each case with respect to the applicable Product Groups and Product SKUs, as applicable. Customer shall pay such invoice within ninety (90) days of receipt, provided that the Products are or were actually delivered and conform to the requirements of this Agreement.

5. MANUFACTURE

5.1 Product Warranty.

(a) Supplier represents and warrants that:

(i) The Products shall, as applicable, be manufactured, packaged, labeled, handled, stored, transported, Sterilized and delivered (i) in accordance with applicable law and Section 4.3 in the quantities set forth in the applicable Purchase Order and (ii) consistent in in all material respects with the Specifications (for the avoidance of doubt, the warranty with regards to Sterilization is only a warranty that an agreed upon process for anti-microbials has been administered to the Products, and not a warranty as to the results of any such process);

(ii) The warranties set forth in this Section 5.1 shall not apply to the extent any claim arises after delivery to Customer in accordance with Section 4.3 as a result of (a) any Product having been misused, neglected, improperly handled, altered, abused or used for any purpose other than the one for which it was manufactured or other conditions beyond the control of Supplier or its Representatives, (b) any damage or defects caused by unauthorized repair or use of unauthorized parts or components or any other condition beyond the control of Supplier or its Representatives, (c) any specifications or instructions provided to Supplier by Customer or any breach by Customer of its obligations under this Agreement, and (d) any damage or defect as a result of the actions or inactions of Customer or its Representatives.

(b) Customer’s sole and exclusive remedy for, and Supplier’s sole obligation under the warranty set forth in Section 5.1(a)(i) are set forth in Section 4.4(b).

THE WARRANTIES SET FORTH IN SECTION 5.1 SHALL BE IN LIEU OF ALL OTHER WARRANTIES, AND SUPPLIER HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. WITHOUT LIMITING THE FOREGOING, SUPPLIER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES REGARDING THE PERFORMANCE, SAFETY, AND EFFICACY OF THE PRODUCTS, WHETHER ALONE OR IN COMBINATION WITH ANY OTHER PRODUCTS OR COMPONENT(S). CUSTOMER HEREBY ACCEPTS SUCH DISCLAIMERS.

5.2 Product Issues. Supplier will promptly, and in any case no later than five (5) Business Days, notify Customer of any lot failure, manufacturing problems or similar issues that may impact Customer’s ability to distribute Products to its customers.

5.3 Reliance on Customer Instructions and Performance. In performing its obligations under this Agreement, Supplier will be entitled to rely upon any written instructions or written authorizations provided to Supplier by Customer’s Representatives. Supplier will be relieved of its obligation to perform any obligation under this Agreement to the extent it is prevented from performing such obligation by (a) its compliance with such written instructions or (b) Customer’s failure to perform its obligations under this Agreement.

5.4 Product Combination Disclaimer. Supplier expressly disclaims any representations or warranties regarding the performance, safety and efficacy of the Product to the extent such Product is combined with any drug or compound produced by a third party, and Customer acknowledges and agrees to such disclaimer. Supplier shall not be liable to Customer for any damages claimed by any Person due to the use of any Product to the extent such damages resulted from any compound or drug manufactured, produced or otherwise supplied by any third party, unless any such damages are a result of the gross negligence or willful misconduct of Supplier.

6. PROCUREMENT OF RAW MATERIALS

6.1 Management of Raw Materials. Supplier shall be responsible for procuring Raw Materials, except where otherwise set forth in the Statement of Work.

6.2 Changes. Supplier will promptly notify Customer upon receiving any communication from a supplier with respect to material limitations on production capacity or inventory, or any notice of discontinuation of production of, any Raw Materials that is reasonably likely to have a material impact on the manufacture and supply of Products for Customer.

7. [FIXED ASSETS

7.1 Ownership of Fixed Assets. The Parties acknowledge that the Fixed Assets are owned by Customer, but shall be located in the Supplier Facility and used by Supplier to manufacture the Products hereunder throughout the Term. Supplier will use reasonable care in operating and maintaining the Fixed Assets in an acceptable state of repair and operating efficiency so as to meet the Specifications, and Supplier shall pay for all out-of-pocket costs incurred to perform routine repairs, replacement or maintenance of the Fixed Assets to the extent required as a result of Supplier’s gross negligence or willful misconduct.

7.2 Maintenance. Consistent with past practices for the twelve (12) month period immediately prior to the Effective Date, Supplier shall use commercially reasonable efforts to conduct regularly scheduled routine maintenance of the Fixed Assets. By no later than April 1 of each year, commencing April 1, 2023, Supplier shall make available to Customer, upon Customer’s thirty (30) days’ advance written request a condition report and schedule of budgeted costs of maintenance on such Fixed Assets along with a reasonably detailed maintenance log of any maintenance performed during the prior year. Supplier shall use commercially reasonable efforts to maintain reasonably appropriate insurance coverage with respect to the Fixed Assets. Customer shall be responsible for all costs and expenses related to maintenance and replacement of the Fixed Assets (including the non-routine maintenance and replacement of Fixed Assets), except as set forth herein.

7.3 New Equipment. Supplier may recommend whether and when Customer should purchase new equipment or machinery, including molds, molding presses, packaging, and ancillary equipment relating to the Products, and whether to replace existing equipment or machinery, in each case to the extent reasonably necessary to continue the manufacture of Products under this Agreement. Customer shall be solely responsible for approving, ordering, purchasing and insuring any such equipment or machinery (and the delivery, installation and similar expenses related thereto). Any such equipment or machinery shall be ordered, purchased, and owned by Customer. Notwithstanding the foregoing, Customer shall not order, have delivered or install any equipment in Supplier’s Facility without Supplier’s prior written consent. Notwithstanding any provision of this Agreement to the contrary, and without limiting the foregoing, Supplier shall have no obligation to manufacture, sell or supply Products (whether at all or in such quantities as Customer submits in Purchase Orders) or to make deliveries to Customer hereunder to the extent Customer fails to purchase, or delays in purchasing, equipment or machinery in accordance with this Section 7.3.

7.4 Relocation. No less than ninety days before the anticipated expiration or termination of the Term, the Parties will cooperate in good faith to develop a plan to manage the relocation of the Fixed Assets to Customer’s possession and the transition of production of the applicable Products from Supplier to Customer or Customer’s designated Representative (such plan, the “Implementation Plan”) after such expiration or termination. During the Term, the Fixed Assets shall remain at the applicable Facility. In all cases, the Parties commit to work together cooperatively and in good faith to minimize any disruption to or interference with Supplier’s business, including minimizing the total time required for such relocation and transition. Customer shall pay for all relocation, disassembly, rigging, packing, shipping and similar charges for disassembly, removal, transportation, and installation of the Fixed Assets, along with charges for any pre-approved labor charges provided by Supplier in support of the disassembly or removal of such Fixed Assets. Notwithstanding the foregoing, Supplier shall manufacture each Product supplied under this Agreement at the Facility and manufacturing of Products may not be relocated except as otherwise provided herein or consented to in writing by each Party.

7.5 Facilities; Access. Following the expiration of the Term, Supplier shall reasonably cooperate with Customer, at Customer’s sole cost and expense, to transfer and deliver any documents, correspondence or other data to effect the transfer of any manufacturing process knowledge (excluding, for the avoidance of doubt, any intellectual property, which shall be transferred (if at all) in accordance with the terms of the Separation and Distribution Agreement and the Ancillary Agreements) with respect to the Products supplied by Supplier to Customer. In connection therewith, Supplier shall permit one or more employees of Customer with reasonable access to the Facility to observe the manufacture of Products at such times and for such periods as the Parties mutually agree, acting reasonably and in good faith. Prior to being granted access to the Facility, such employees of Customer shall execute a confidentiality agreement in a form that is reasonably acceptable to Supplier.

7.6 Property Taxes. Customer shall timely file any and all personal property tax returns with respect to the Fixed Assets that are due after the Effective Date, and shall timely pay to the appropriate tax authorities any and all personal property taxes with respect to such Fixed Assets that are due after the Effective Date.]1

8. LABELING; DESIGN HISTORY FILES

8.1 Labels and Packaging. Supplier shall label and package the Products prior to delivery using such artwork, packaging and labeling as used by Supplier in the manufacture and packaging of the Products as of the date immediately prior to the Effective Date or as otherwise provided in the Statement of Work; provided that, if requested in writing by Customer, Supplier shall use commercially reasonable efforts to apply barcodes to any packaging for Product (i.e., any individual packaging and/or exterior cartons pursuant to applicable law) at Customer’s expense. In the event of any requested or required artwork, packaging, or labeling modifications pursuant to this Section 8.1 (“Labeling Modifications”), Customer shall reimburse Supplier for any costs and expenses incurred by Supplier in connection with such development or implementation, and to the extent that any such artwork, packaging or labeling change increases Supplier’s cumulative cost of manufacturing, assembly, packaging, labeling, Sterilization (if applicable) or delivery of any Product, the Product Price for such Product shall be increased to reflect such cumulative cost increases. Any Labeling Modifications, including the costs noted immediately above, shall be agreed by Supplier and Customer in good faith before such Labeling Modifications are to be implemented.

9. REGULATORY; CUSTOMERS

9.1 Recall. Customer shall control any recall, withdrawal, adverse event or field correction (each, a “Field Action”) with respect to any Product. In connection with a Field Action, Supplier shall reasonably cooperate with responding to Customer’s requests for information or other assistance, and in otherwise effecting such Field Action. To the extent reasonably possible, Customer shall consult with Supplier before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding any Field Action that directly or indirectly references or implicates Supplier. Customer shall be responsible for communicating with any Governmental Authorities in connection with a Field Action. Customer shall bear any costs and expenses incurred by it and by Supplier in connection with any such Field Action (including with respect to any Field Action caused by any supplier of Raw Materials); provided, however, that if a Field Action results primarily from Supplier’s breach of its warranties under Section 5.1, Supplier shall

[1]	To be included for the Dun Laoghaire, Suzhou 3 and Drogheda CMAs/rCMAs.

pay the reasonable out-of-pocket costs incurred by Customer for each such Field Action in connection with Customer’s response to any such Field Action, including the cost of shipping, inspecting and sorting Products impacted by such Field Action, which reimbursable costs with respect to any such Field Action shall not, in the aggregate, exceed $1,000,000. The remedies set forth in Section 4.4(b) shall be available to Customer for (a) Products that do not conform with the warranties set forth in Section 5.1 and (b) conforming Products that Customer is required to include in a Field Action involving non-conforming Products pursuant to applicable law. Notwithstanding anything to the contrary in this Agreement, the foregoing shall be Customer’s sole and exclusive remedy with respect to a Field Action. Any information of any nature obtained by either Party during any Field Action shall be subject to the provisions of Section 11.

9.2 Compliance with Laws. Supplier shall comply with applicable law with respect to the manufacture of the Products, including cGMP to the extent applicable to the Products, and shall not be required to perform or omit to perform any act required or permitted under this Agreement if such performance or omission would violate the provisions of any such law.

9.3 Safety Laws. Customer hereby acknowledges and agrees that many jurisdictions, including the United States, have in effect laws, rules and/or regulations, including the Needlestick Prevention Act in the United States (the “Safety Laws”) mandating or recommending the use of protection technologies in connection with drug delivery devices and containers (collectively, the “Safety Products”). Customer has been and will be solely responsible for making its own analysis of such Safety Products and compliance with such Safety Laws.

9.4 Regulatory Approvals. Subject to the terms of that certain Logistics Services Agreement and that certain Transition Services Agreement, each of even date herewith and by and between the Parties, Supplier shall not be responsible for procuring, maintaining or otherwise handling Regulatory Approvals necessary to manufacture, market and sell the Products, including the completion of any and all international registration documentation. Supplier shall continue to maintain the Regulatory Approvals necessary to manufacture the Products at the Facility.

9.5 Government Inspection; Requests for Information. Supplier shall, pursuant to applicable law, allow the FDA or any other Governmental Authority with jurisdiction over Supplier’s manufacture or Customer’s marketing and distribution of Product to inspect all areas of the Facility (and, to the extent that Supplier is contractually permitted to allow such access, third-party facilities) utilized by Supplier in the manufacture, testing, packaging, Sterilization, storage and shipment of Products sold under this Agreement, and will reasonably cooperate with such Governmental Authorities. Supplier will notify Customer as soon as is reasonably practicable after it receives notice of an inspection if it relates to any Product. In the event of any such inspection by the FDA or other Governmental Authority (including an inspection by an agency or organization appointed by the FDA or other Governmental Authority), Supplier shall contact Customer to inform Customer of such inspection and of any material non-conformity which may impact the fit, form or function or the regulatory status (510(k) or otherwise) of any of the Products supplied to Customer.

9.6 Complaints; Communications. Customer shall be responsible for handling and addressing all Complaints and customer communications (including general inquiries) concerning any Product. In the event Supplier receives or becomes aware of a Complaint or communication about any Product, Supplier shall promptly notify Customer and refer such Complaint or communication, and any relevant information or documentation obtained with respect thereto, to Customer. Customer shall be responsible for communicating with customers regarding any Complaint about any Product, unless otherwise agreed upon by both Parties during a specific complaint investigation. Each Party shall provide the other Party with the telephone numbers and names of contacts for this purpose. Customer shall be responsible for investigating any Complaint about the Products, making filing determinations with respect to any Complaint, reporting any Complaints to the applicable Governmental Authority, including, for the avoidance of doubt, filing medical device reports and ex-US vigilance reports, implementing any corrective action where necessary, and responding directly to the customer about its complaint, and Customer shall bear all costs associated therewith. Supplier shall cooperate with Customer in connection with any complaint investigation and promptly respond to Customer’s requests for information or provide such other assistance as Customer may reasonably request, at Customer’s expense.

10. INDEMNIFICATION

10.1 Supplier Indemnification. Subject to the provisions of Section 10.3, Supplier shall defend, indemnify and hold harmless Customer and its Representatives and their permitted successors and assigns with respect to any liability, damage, loss or expenses (including reasonable attorneys’ fees and court costs) relating to third party claims (collectively, “Losses”) arising out of, relating to, or resulting from: (a) any breach or default by Supplier of any representation, warranty or covenant of Supplier contained in this Agreement, but not including the express warranties provided in Section 5.1(a)(i) (the remedies for which are expressly limited to those set forth in Section 4.4(b), except in the case of fraud, gross negligence or willful misconduct on the part of Supplier); (b) Supplier’s failure to comply with the express warranties provided in Section 5.1(a)(i) and (ii), solely to the extent the subject of a third party claim for personal injury or death; (c) the fraud, gross negligence or willful misconduct of Supplier in the course of the performance of its obligations hereunder; or (d) claims that Supplier’s conduct of any New Manufacturing Process infringes, misappropriates, or violates any intellectual property rights of third parties.

10.2 Customer Indemnification. Subject to the provisions of Section 10.3, Customer shall defend, indemnify and hold harmless Supplier and its Representatives and their permitted successors and assigns with respect to all Losses arising out of, relating to, or resulting from: (a) any breach or default by Customer of any representation, warranty or covenant of Customer contained in this Agreement; (b) the gross negligence, willful misconduct or fraud of Customer in connection with this Agreement; (c) the use, sale, import, export or exploitation of the Products, except for such indemnification obligations of the Supplier under Section 10.1 or (d) any needlestick injury or similar damage sustained or alleged by any Person involved in the handling, shipping, manufacture, assembly, sale, distribution, supply, use or operation of any Product on or after delivery of such Product.

10.3 Procedure. Promptly after receipt of written notice of the assertion or the commencement of a third party claim asserted against a Party for which the other Party has an indemnification obligation under this Section 10, the indemnified Party shall provide the indemnifying Party with written notice describing an indemnification claim (“Claim”) in reasonable detail in light of the circumstances then known and then providing the indemnifying Party with further notices to keep it reasonably informed with respect thereto; provided, however, that failure of the indemnified Party to provide timely notice or to keep the indemnifying Party reasonably informed as provided herein shall not relieve the indemnifying Party of its obligations hereunder except to the extent that the indemnified Party is materially prejudiced thereby. If any proceeding shall be commenced against any indemnified Party by a third party, the indemnifying Party shall be entitled to participate in such Claim and assume the defense thereof with counsel reasonably satisfactory to the indemnified Party, at the indemnifying Party’s sole cost and expense, and the indemnifying Party shall reasonably cooperate with the indemnifying Party, at the indemnifying Party’s sole cost and expense, in the defense of any Claim and shall be entitled to participate in any proceeding at its expense, and the indemnifying Party shall not settle such proceeding without the indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), except such consent shall not be required in the case of any settlement that includes a full and unconditional release of the indemnified Party by the plaintiff or claimant from all liability with respect to the matters that are subject to such Claim. The indemnified Party may participate in the defense of any claim with counsel reasonably acceptable to the indemnifying Party, at the indemnified Party’s own expense.

10.4 Limitation of Liability. For the avoidance of doubt, the terms of this Section 10.4 do not apply to claims arising out of the Separation and Distribution Agreement or any other Ancillary Agreement (as defined in the Separation and Distribution Agreement).

(a) EXCEPT FOR (I) CLAIMS PURSUANT TO A BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 11, (II) THIRD PARTY CLAIMS FOR WHICH A PARTY HAS AN INDEMNIFICATION OBLIGATION UNDER SECTION 10.1(b) OR SECTION 10.2(b) and (c) AND (III) CUSTOMER’S PAYMENT OBLIGATIONS UNDER SECTION 3, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES.

(b) IN ADDITION, SUPPLIER SHALL NOT BE LIABLE FOR ANY DAMAGES ARISING FROM CLAIMS OF THIRD PARTIES FOR PERSONAL INJURY OR DEATH TO THE EXTENT A RESULT OF THE USE OF ANY PRODUCT, OR FAILURE OF SUPPLIER TO WARN, OR TO ADEQUATELY WARN, AGAINST THE DANGERS OF THE PRODUCTS OR FAILURE OF SUPPLIER TO INSTRUCT, OR TO ADEQUATELY INSTRUCT, ABOUT THE SAFE AND PROPER USE OF THE PRODUCTS, EXCEPT AS CONTEMPLATED BY SECTION 10.1(b) or (c). NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY SET FORTH IN THIS AGREEMENT OR THE SEPARATION AND DISTRIBUTION AGREEMENT, EXCEPT FOR (I) CLAIMS PURSUANT TO A BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 11, (II) THIRD PARTY CLAIMS FOR WHICH A PARTY HAS AN INDEMNIFICATION OBLIGATION UNDER SECTION 10.1(b), OR SECTION 10.2, (III) CUSTOMER’S PAYMENT

OBLIGATIONS UNDER THIS AGREEMENT, AND (IV) FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY EITHER PARTY, AND, THE MAXIMUM LIABILITY OF A PARTY UNDER THIS AGREEMENT FOR ALL CLAIMS UNDER ANY THEORY OF LIABILITY SHALL NOT EXCEED [●] U.S. DOLLARS ($[●]) IN THE AGGREGATE. CUSTOMER FURTHER ACKNOWLEDGES THAT ANY RIGHT OF RECOVERY (BY SUBROGATION OR OTHERWISE) BY CUSTOMER’S INSURER IS HEREBY WAIVED AND CUSTOMER’S INSURER SHALL NOT HAVE ANY OTHER RECOURSE AGAINST SUPPLIER FOR DAMAGES PAID UNDER CUSTOMER’S INSURANCE POLICIES FOR LIABILITIES ARISING IN CONNECTION WITH THIS AGREEMENT.

11. CONFIDENTIAL INFORMATION

11.1 BD and SpinCo Obligations. Subject to Section 11.4, until the six (6)-year anniversary of the date of the termination of this Agreement in its entirety, each of BD and SpinCo, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to BD’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or its Subsidiaries or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by such other Party or such other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement, and shall not use any such confidential and proprietary information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such confidential and proprietary information (a) is in the public domain or is generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (b) is lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves known by such Party or any of its Subsidiaries to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information; (c) is independently developed or generated without reference to or use of the confidential and proprietary information of the other Party or any of its Subsidiaries; or (d) was in such Party’s or its Subsidiaries’ possession on a non-confidential basis prior to the time of disclosure to such Party and at the time of such disclosure was not known by such Party or any of its Subsidiaries to be prohibited from being disclosed by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information. If any confidential and proprietary information of a Party or any of its Subsidiaries is disclosed to the other Party or any of its Subsidiaries in connection with Supplier’s supply of the Products and provision of related services and manufacturing activities hereunder, then such disclosed confidential and proprietary information shall be used only as required for Supplier’s supply of the Products and provision of related services and manufacturing activities.

11.2 No Release; Return or Destruction. Each Party agrees (a) not to release or disclose, or permit to be released or disclosed, any Confidential Information of the other Party addressed in Section 11.1 to any other Person, except its Representatives who need to know such confidential and proprietary information in their capacities as such (who shall be advised of their obligations hereunder with respect to such confidential and proprietary information) and except in compliance with Section 11.4, and (b) to use commercially reasonable efforts to maintain such confidential and proprietary information in accordance with Section 6.4 of the Separation and Distribution Agreement. Without limiting the foregoing, when any such confidential and proprietary information is no longer needed for the purposes contemplated by the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreements, each Party will promptly after request of the other Party either return to the other Party all such confidential and proprietary information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such confidential and proprietary information maintained on routine computer system backup tapes, disks or other backup storage devices; and provided, further, that any such retained back-up information shall remain subject to the confidentiality provisions of this Agreement.

11.3 Privacy and Data Protection Laws. Each Party shall comply with all applicable state, federal and foreign privacy and data protection laws that are or that may in the future be applicable to the supply of the Products and provision of related services and manufacturing activities under this Agreement.

11.4 Injunctive Relief. In the event that a Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any of its Subsidiaries) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such law (as so advised by its counsel) or by lawful process or such Governmental Authority and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such confidential and proprietary information, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

11.5 Injunctive Relief. It is understood and agreed that money damages may not be a sufficient remedy for any breach of this Section 11, and that the disclosing Party may be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 11, but shall be in addition to all other remedies available at law or equity to the disclosing Party.

11.6 Survival. Subject to Section 11.4, the obligations in this Section 11 shall survive any expiration or termination of this Agreement for six (6) years after the date of expiration or termination of this Agreement; provided, however, that, with respect to each trade secret of a Party, such obligations shall continue as long as such trade secret remains otherwise protectable as a trade secret. In the event of a conflict, contradiction, or inconsistency between any other agreement executed by the Parties or their Representatives at the Closing concerning rights to trade secrets at the Facility, such other agreement shall govern and prevail over the language in the preceding sentence.

12. RECORDS; INSPECTION; ACCESS TO FACILITIES

12.1 Manufacturing Records. Supplier agrees to retain all applicable records relating to the manufacturing of Products for a period of not less than seven (7) years from the date of delivery of Product, or such longer period as may be required by applicable law. Supplier shall provide Customer with complete and accurate copies of such records, upon Customer’s request and at Customer’s expense.

12.2 Inspection. Subject to Supplier’s consent (not to be unreasonably withheld), on an annual basis, or more frequently with reasonable cause, Supplier agrees to permit Customer to enter and inspect, upon at least fifteen (15) days’ prior written notice and during normal business hours, the Facility that is used to manufacture, label, package, Sterilize and store the Products to determine whether Supplier’s manufacturing processing, labeling, packaging, Sterilization or storage of the Products conform with the applicable Specifications and otherwise comply with the requirements of this Agreement and applicable law; provided any such inspection does not unreasonably interfere with Supplier’s continued operation of its business and Customer executes (and causes its applicable Representatives to execute pursuant to Section 12.3) a confidentiality agreement as a condition to being provided access to the Facility. The foregoing notice obligation shall be diminished to one (1) business day if the inspection is necessitated by a good faith concern related to Product quality or compliance with applicable laws where such shortened notice period may serve to mitigate immediate harm or damage to Customer or its end-users.

12.3 Access by Customer Personnel. Prior to allowing any of its Representatives to enter into the Facility, Customer shall require such Representatives to enter into confidentiality agreements with Supplier that contains provisions that are consistent with the provisions of Section 11. Customer shall cause all of its Representatives to comply with all reasonable Supplier instructions and policies while at the Facility, and Supplier shall have the right to remove any Representatives of Customer from the Facility for failure to comply with such instructions or policies.

13. TERM AND TERMINATION; TRANSITION OF PRODUCTION

13.1 Term. The term of this Agreement (the “Term”) shall be as set forth in the Statement of Work.

13.2 Termination on Account of Material Breach. Either Party may terminate this Agreement, in whole or in part, without liability, except for amounts due and payable hereunder as of the date of termination, in the event the other Party breaches any material provision of this Agreement and fails to cure such breach, if capable of being cured, within ninety (90) days after receipt of written notice (which notice shall specify in reasonable detail the nature of such breach). This right shall be in addition to any other remedies provided by law.

13.3 Termination on Account of Bankruptcy. This Agreement may be terminated immediately upon written notice by one Party to the other if the other Party becomes insolvent, makes an assignment for the benefit of creditors, has a receiver appointed for it or any of its assets, or files or has filed against it a petition, under the Bankruptcy Code of 1978, as amended, 11 U.S.C. § 101 et seq. (or bankruptcy law of another country), or under any insolvency laws providing for the relief of debtors, where such petition, assignment or similar proceeding is not dismissed within ninety (90) days following its filing.

13.4 Customer’s Right to Termination. Customer may terminate this Agreement during the Term in whole or with respect only to certain Products, including on a SKU by SKU basis, at any time without cause upon one-hundred-twenty (120) days’ prior written notice to Supplier; provided that, in connection with any such termination by convenience, Customer shall reimburse Supplier for any amounts due and payable hereunder as of the date of termination (including any costs and expenses reasonably incurred by Supplier in anticipation of this Agreement continuing for the duration of the Term).

13.5 Termination on Account of Change of Control. In the event that SpinCo consummates a Change of Control, then BD will have the right to terminate this Agreement in response to the consummation of the Change of Control by SpinCo, which right may be exercised by BD in its sole discretion. Such termination right will be exercisable once the notice to BD of the consummation of the Change of Control has been provided (which notice shall be provided promptly).

13.6 Raw Materials; Work in Progress; Inventory.

(a) Upon expiration of the Term or any termination pursuant to this Agreement, the Parties shall discuss in good faith (i) Customer purchasing from Supplier all Raw Materials that remain in Supplier’s inventory as of the effective date of such expiration or termination to the extent such Raw Materials relate specifically to the Products and were acquired by Supplier for and specifically allocated by Supplier to the manufacture of the Products, and (ii) Customer assuming all third party purchase commitments or open purchase orders for Raw Materials or services attributable to the Products to the extent such purchase commitments cannot be cancelled without penalty, surcharge, default or other adverse consequence to Supplier, provided, however, that such commitments are consistent with the Rolling Forecast. Notwithstanding anything to the contrary in this Agreement, if, prior to expiration or termination of this Agreement, Supplier has ordered Raw Materials for the supply of replacement Products pursuant to Section 4.4 or has commenced the manufacture of replacement Products pursuant to Section 4.4, Supplier shall complete the supply of such replacement Products and Customer shall not have the right to seek a refund for the rejected Products to be replaced with such replacement Products.

(b) In addition to the foregoing, Customer shall remain obligated to purchase from Supplier all quantities of Products reflected in any Purchase Orders, the Binding Commitment, and, to the extent applicable, the binding portion of the Semi-Binding Commitment of the Rolling Forecast in effect as of the effective date of termination.

(c) Any Raw Materials and works in progress purchased by Customer under this Agreement (including as set forth in Sections 13.6(a)-(b)) shall be at Supplier’s sole cost, and any finished Product and open Purchase Order obligations shall be purchased at the Product Prices. Customer shall only be obligated to purchase Raw Materials that comply with the Specifications for such Raw Materials. Any Raw Materials that do not comply with the Specifications at the time of delivery to Customer may be returned to Supplier at Supplier’s sole cost.

13.7 Transport of Fixed Assets. [Upon expiration or termination of this Agreement, or at such other time as the Parties may mutually agree pursuant to Section 7.4, Supplier shall disconnect the Fixed Assets from utilities and mechanical and electronic systems and shall be responsible for moving the Fixed Assets to appropriate loading facilities at the Supplier Facility as necessary for Customer or its Representatives to have access to the Fixed Assets. Customer shall dismantle and crate for transportation and transport the Fixed Assets to Customer’s facilities (or Customer’s designated third party’s facilities) at its own expense. The removal of the Fixed Assets and inventories shall be completed as soon as possible, but in no event later than ninety (90) days following termination or expiration of this Agreement, under Supplier’s supervision and at such times as may be mutually agreed by the Parties.]2

13.8 Survival. Section 1, Section 4.4(b), Section 5, Section 7.1, Section 7.2, Section 7.4, Section 7.5, Section 7.6, Section 9, Section 10, Section 11, Section 12.1, Section 13.6, Section 13.7 and this Section 13.8, and Section 14 shall survive the expiration or termination of this Agreement in each case in accordance with their respective terms. In no event shall Supplier’s obligation to supply Products under this Agreement extend beyond the Term.

14. MISCELLANEOUS

14.1 Successors; Assigns. The succession and assignment provisions set forth in Section 10.3 of the Separation and Distribution Agreement shall apply to this Agreement mutatis mutandis. Notwithstanding anything in this Section 14.1 to the contrary, no assignment shall relieve the assigning Party of its obligations hereunder.

14.2 Relationship of the Parties. In performing their respective obligations hereunder, each of the Parties will operate as, and have the status of, an independent contractor and will not act as or be an agent, partner, co-venturer or employee of the other Party. Neither Party shall represent itself to be, or otherwise conduct itself as, an agent of the other Party and nothing contained in this Agreement shall be construed to give either Party the power to direct or control the day-to-day activities of the other or create or assume any obligation on behalf of the other. This Agreement does not create a partnership or joint venture between the Parties.

14.3 Governing Law. The rights and obligations of the Parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

[2]	To be included if Section 7 is included.

14.4 Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, the United States District Court for the District of Delaware, and any appellate court from any appeal thereof, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by law, in such other courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action in the Court of Chancery of the State of Delaware or such other courts, (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in the Court of Chancery of the State of Delaware or such other courts and (v) consents to service of process in the manner provided for notices in Section 14.7. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

(b) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

14.5 Entire Agreement. This Agreement, including the other documents, exhibits, schedules and agreements specifically referred to herein, constitutes the entire agreement between and among the Parties hereto with regard to the subject matter hereof, and supersedes all prior agreements and understandings with regard to such subject matter. There are now no agreements, representations or warranties between or among the Parties other than those set forth in the Separation and Distribution Agreement or the documents and agreements contemplated in the Separation and Distribution Agreement or this Agreement.

14.6 Amendment, Waivers and Consents. This Agreement shall not be changed or modified, in whole or in part, except by supplemental agreement or amendment signed by the Parties. Any Party may waive compliance by any other Party with any of the covenants or conditions of this Agreement, but no waiver shall be binding unless executed in writing by the Party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

14.7 Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and (a) delivered in person or by express delivery or courier service or (b) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to clause or (c) is also confirmed by the means described in clause (a) or (b)) to such address or facsimile of the Party set forth below or to such other place or places as such Party from time to time may designate in writing in compliance with the terms hereof. Each notice shall be deemed given when so delivered personally, or, if sent by express delivery or courier service one (1) Business Day after being sent, or if mailed, five (5) Business Days after the date of deposit in the mail. A notice of change of address shall be effective only when done in accordance with this Section 14.7.

To BD at: Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, New Jersey 07417

Attention: Joseph LaSala

Chief Counsel - Transactions/M&A

E-mail:     joseph_lasala@bd.com

To SpinCo at:  Embecta Corp.

1 Becton Drive

Franklin Lakes, New Jersey 07417

Attention: Jeff Mann

Senior Vice President, General Counsel,

Head of Corporate Development and Corporate Secretary

E-mail:     jeff.mann@bd.com; jeff.mann@embecta.com

14.8 Force Majeure Events.

(a) Neither Supplier nor Customer shall be liable for loss, damage, detention, delay or failure to perform resulting from any cause whatsoever beyond its reasonable control or resulting from a force majeure (“Force Majeure Event”), including earthquake, fire, flood, infectious diseases, public health developments, epidemics and pandemics (including, for the avoidance of doubt, COVID-19 (and any evolutions or mutations thereof) and the effects of any quarantine restrictions or other measures taken by a Governmental Authority or any other person in response thereto), strike or lockout (other than a strike or lockout involving Supplier’s own employees), actions of a civil or military authority, insurrection, war, embargo, an act of terrorism and container or transportation shortage. Delivery dates for Product shall be extended to the extent of any delays resulting from the foregoing or similar causes. The Party so affected shall give prompt notice to the other Party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible. Notwithstanding the foregoing, nothing in this Section 14.8 shall relieve Customer of its obligation to pay for Product received from Supplier and accepted by Customer pursuant to this Agreement.

(b) In addition to and not in lieu of the terms and conditions above, if a Force Majeure event causes a shortage of Raw Materials or a shortage of Product, Supplier shall equitably allocate such Raw Materials or Product among all of Supplier’s requirements with respect to such Raw Materials or Products, based on, where applicable, both parties’ usage for the twelve (12)-month period prior to such Force Majeure event.

14.9 Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular person include such Person’s successors and assigns to the extent not prohibited by this Agreement, and (f) the headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.10 Rules of Construction. The Parties acknowledge that each Party has read and negotiated the language used in this Agreement. The Parties agree that, because all Parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

14.11 Severability. If any provision of this Agreement, as applied to either Party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

14.12 Exhibits and Schedules. All Exhibits and Schedules attached hereto, including the Statement of Work, shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference. In the event of a conflict between this Agreement and the Statement of Work, the terms of the Statement of Work shall control.

14.13 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any Party, nor shall any provision give any third person any right of subrogation or action over or against any Party.

14.14 Counterparts. This Agreement may be signed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as evidenced by their signatures below.

BECTON, DICKINSON AND COMPANY

By:
Name: [ ]
Title: [ ]

EMBECTA CORP.

By:
Name: [ ]
Title: [ ]

[Signature Page to Contract Manufacturing Agreement]